Employment Contract

      THIS AGREEMENT made the 1st day of January, 1997, by and between Alpha Pro Tech, Inc. ("Employer"), a corporation organized and existing under the laws of the state of Oklahoma and Michael Scheerer, an individual ("Employee").

      Employer and Employee mutually agree as follows:

      1) Employer agrees to employ Employee and Employee agrees to be employed by Employer as Senior Vice President - Sales and Marketing.

      2) During Employee's employment with Employer as Senior Vice President - Sales and Marketing Employee will devote his full time and give his best effort and skill exclusively to promoting the business of Employer. Employee shall perform the duties customarily associated with that position, and shall have such other duties and responsibilities as may be specified from time to time by Employer. Employee agrees not to engage in any personal or business activity which interferes with his ability to perform his duties and responsibilities to Employer

      3) Employer and Employee have agreed that Employee shall receive the following compensation and benefits:

            a) Annual salary of One Hundred Twelve Thousand Five Hundred Ninety Two and No/100 Dollars ($112,592.00), payable semimonthly.

            b) Annual cash bonus as provided in this subparagraph b of this Paragraph 3. For the purposes of this Agreement, "Target Earnings" for any fiscal year means the projected net income of Employer for that year set forth in the annual budget of Employer for that year prepared by management of Employer and approved by the President and CEO of Employer, and "Actual Earnings" for that year means the actual net income of Employer for that


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year set forth in Employer's audited financial statements for that year. Each year during the term of this Agreement, Employee shall earn a cash bonus based upon the Actual earnings for the year as a percentage of the Target Earnings for the year, as follows:

Actual Earnings as %
of Target Earnings                          Cash Bonus
------------------                          ----------
         80%                                $30,000
         90%                                $40,000
         100%                               $50,000
         110%                               $55,000
         120%                               $60,000
         130%                               $65,000
         140%                               $70,000
         150%                               $75,000
         160%                               $80,000
         170%                               $85,000
         180%                               $90,000
         190%                               $95,000
         200% and above                     $200,000

The cash bonus for a particular year shall be paid to Employee not later than 10 days after the date the audited financial statements of Employer establishing the Actual Earnings for that year have been released by the Employer to the public.

            c) Stock options as provided in this subparagraph c of the Paragraph
3. (i) Upon commencement of his employment under this Agreement, Employee shall be entitled to be granted options to purchase 100,000 common shares of ALPHA PRO TECH, LTD. at a price per share equal to the market price per share on December 31, 1996 with an expiration date of December 31, 2001, pursuant to ALPHA PRO TECH, LTD.'S Incentive Stock Option Plan for Officers and Other Key Employees (Employee has been furnished with a copy of the registration statement on form S-8 relating to said plan). (ii) In addition to the stock options provided for in the foregoing clause (i) of this subparagraph c of this Paragraph 3, for each of the first 5 years of the term of this Agreement, Employee shall be entitled to be granted options to purchase a number of common shares of ALPHA PRO TECH, LTD., pursuant to ALPHA PRO TECH. LTD.'S


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Incentive Stock Option Plan for Officers and Other Key Employees as in effect on the date of grant, based on the Actual Earnings for the year as a percentage of the Target Earnings for the year, as follows:

Actual Earnings as %
of Target Earnings                          Number of Options
------------------                          -----------------

         80%                                     60,000
         90%                                     80,000
        100%                                    100,000

Such stock options for a particular year shall be granted to Employee effective as of the date the audited financial statements of Employer establishing the Actual Earnings for the year have been released by Employer to the public, and shall entitle Employee to purchase such shares at a price per share equal to the market price per share on the date that such audited financial statements are so released to the public with a 5 year expiration date.

            d) Health and dental insurance as provided other employees of Employer.

            e) A car expense allowance of $14,000 per year, to be expensed at the rate of $1,167.00 per month.

            f) Normal and reasonable business expenses of Employee's performance of his duties under this Agreement (other than automobile expenses which are provided for in subparagraph e of this Paragraph 3).

            g) Reasonable vacation as needed.

      4. a) During Employee's employment with Employer, or at any time in the future after employment with Employer terminates, whether voluntarily or involuntarily, Employee agrees not to disclose to any person, firm, corporation or other entity, except as required by law, any confidential information or trade secrets acquired through employment with Employer unless Employee is acting with the prior written consent of Employer.


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            b) Such confidential information and trade secrets are and will remain the exclusive property of Employer. Employee agrees to return all information and materials provided to him by employer upon termination of employment, whether voluntary or involuntary, and Employee agrees not to retain any copies of any such confidential information and trade secrets.

            c) Employee agrees that Employer shall have the right , title and interest in and to each and every discovery, improvement or entire invention developed by Employee during the term of his employment by Employer which are related to Employee's employment by Employer. Employee will cooperate fully with Employer as requested by Employer in preparing and executing documents as may be required to evidence or perfect such right, title and interest, and obtain any legal protection thereof Employer may desire.

      5. During Employee's employment with Employer, Employee agrees not to engage, directly or indirectly, individually or as a partner, director, officer, consultant, advisor, employee or agent, in any business competing for the customers or accounts of Employer, or solicit business from any customer of Employer on behalf of any company, firm, business, or other entity engaged in a line similar to or competitive with that of Employer.

      6. It is agreed that due to the irreparable injury and damage to Employer that would result from Employee's breach or anticipated breach of any of the terms and covenants of Paragraph 4 or 5 of this Agreement, Employer will be entitled to injunctive relief against Employee for any such breach.

      7. The term of this Agreement shall be for (3) years commencing January 1, 1997, provided , however , that if Actual Earnings for at least one (1) of such initial three (3) years is not less than 100% of the Target Earnings for that year, then the term of this Agreement shall be automatically extended for an additional two (2) years commencing January 1, 1999. During the term of this Agreement, Employer may terminate Employee for reasons of gross misconduct, dishonesty, inability of Employee by reason of sickness or injury to perform the normal duties of his employment under this Agreement for a period of two (2) months in any twelve (12) month period, or conduct which breaches this Agreement.


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      8. a) For a period of one (1) year from the termination of employment with
Employer, Employee will not directly or indirectly solicit, service or manage competitive business from or of any existing customers of Employer.

            b. For purposes of this Agreement, a "existing customer" shall mean any person, corporation or entity that was an active customer of Employer at the time of termination of Employee's employment, or at any time during the twelve
(12) months prior to such termination.

            c. The geographical limit of this Paragraph shall be the areas or territories in which the Employer does business at the time of termination, or the greatest geographical extent deemed reasonable and enforceable by any court of competent jurisdiction called upon in appropriate proceedings to enforce this Agreement.

            d. It is further agreed that due to the irreparable injury and damage to Employer that would result from Employee's breach or anticipated breach of any of the terms and covenants of this Paragraphs 8 of this Agreement, Employer will be entitled to injunctive relief against Employee for any such breach or anticipated breach.

         9. This Agreement shall expire automatically at the end of the term provided in Paragraph 7 of this Agreement, unless renewed by Employer and Employee, in writing, for a specified additional term. If this Agreement so expires, the employment relationship between Employer and Employee shall convert to employment-at-will, and either Employer or Employee may terminate said employment at any time, with or without notice. Should said employment relationship convert to at-will-employment, the remaining provisions of this Agreement shall continue in full force and effect except for the first sentence of Paragraph 7, and subject to the following; (i) Employee shall not be entitled to receive any stock options with respect to any such period of at-will employment, (ii) Employee's salary and car allowance during such period of at-will employment shall be at the annual rates provided for in subparagraphs a and e of Paragraph 2 of this Agreement but shall be payable only for the period of such at-will employment, (iii) should such at-will employment terminate during a calendar year, Employee shall be entitled to receive that portion of the cash bonus for such year as the number of days


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of his employment during the year bears to the total number of days in the year, and (iv) Employee shall be entitled to reimbursement only of business expenses actually incurred during such period of at-will employment, and shall be entitled to health and dental insurance benefits and vacation only during the period of at-will employment.

      10. a. Employer and Employee agree that any and all disputes, disagreements, controversies or claims arising out of or pertaining to Employee's employment with Employer or arising out of or relating to this Agreement, with the exception of disputes, disagreements, controversies, or claims pertaining to Paragraph 4 or 5 or 8, of this Agreement if not resolved informally, will be submitted to final and binding arbitration upon the written request of either Employer or Employee.

            b. The written request for arbitration must state the nature of the dispute, disagreement, controversy, or claim of the party requesting arbitration and state in detail the facts underlying the dispute, disagreement, controversy, or claim.

            c. The arbitrator will be selected and the arbitration proceedings will be conducted in accordance with the Rules and Regulations of the American Arbitration Association.

            d. Employer and Employee will share equally all costs associated with the arbitration procedure, including, but not limited to, any fees or charges of the American Arbitration Association, and the arbitrator's fee, regardless of the outcome of the arbitrator's decision.

      11. This Agreement sets froth the entire Agreement between Employer and Employee concerning the terms and conditions of Employee's employment with Employer. All prior terms and conditions of employment, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended except by written instrument executed by Employer and Employee.

      12. Should any court of competent jurisdiction determine that any provision of this Agreement is void or unenforceable, in whole or in part, such determination shall not affect any other provision of this Agreement, and all other provisions shall remain in force and effect.


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      13. Any waiver by either party of a breach of any provision of this
Agreement shall not operate or be construed to be a waiver of any other breach of such provision or any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any terms of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other terms of this Agreement. No waiver by Employer shall be valid unless in writing and signed by an authorized officer of Employer.

      14. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

      IN WITNESS WHEREOF, Alpha Pro Tech, Inc. has caused this instrument to be executed and its corporate seal affixed by its duly authorized officers, and Employee has set his hand and seal hereon as of the date first above written.

                                     ALPHA PRO TECH, INC.


Date January 3, 1997                 By /s/ Sheldon Hoffman
     --------------------               -------------------------

/s/ [ILLEGIBLE]                     /s/ Michael Scheerer
-----------------------------       -------------------------------
Witness                                     Employee